Exhibit 10.9

EXECUTION

INVENTIONS ROYALTY AGREEMENT

This INVENTIONS ROYALTY AGREEMENT (“Agreement”) is made as of September 20, 2007, by and between Nature Vision, Inc., a Minnesota corporation (“Buyer”) and Gary R. Lynn (“Lynn”), John T. Bergstue (“Bergstue”), and James G. Streib (“Streib”) (where Lynn, Bergstue and Streib are individuals, each of whom may be referred to as a “Member” or collectively as “Members,”), Todd E. Hallquist, an individual (“Hallquist”) and Jabez Development, LLC, a New York limited liability company (“Jabez”), where Members, Hallquist and Jabez are referred to collectively as the “Inventors”).

RECITALS

A.

Buyer, Members and Cass Creek International, LLC, a New York limited liability company (“Cass Creek”) are Parties to that certain Asset Purchase Agreement dated of even date herewith (the “Purchase Agreement”), pursuant to which Members and Cass Creek are selling to Buyer certain assets and Buyer is assuming from Members and Cass Creek certain liabilities, as specified in the Purchase Agreement relating to the manufacture and distribution of electronic game calling devices (the “Business”).

B.

The Inventors expect to invent new products intended for sale in the hunting, fishing and other outdoor recreation markets, including products related to the Business (“Invented Products”), for which Buyer will be granted a right of first purchase on the terms and conditions set forth herein.

Agreement

1.

Rights of First Purchase. Buyer is the owner of the Business. Each of the Inventors, jointly and severally, hereby grants to Buyer, for the term of this Agreement, a first right of purchase for any Invented Products.

1.1

Presentation of Invented Products. From time to time, Inventors will make formal presentations to the Buyer information about all new Invented Products. Each formal presentation must include a written proposal showing the costs to be associated with the development, design, tooling, manufacturing and marketing of each of the Invented Products in that presentation.

1.2

Purchase for Royalties. For 30 days following the date of a presentation on new Invented Products (“Option Period”), each of the applicable Inventors agrees to sell to Buyer all of Inventors’ rights, title and interest to any of the Invented Products which Buyer agrees to purchase (the “Purchased Inventions”) for consideration consisting only of the obligation of Buyer to pay quarterly royalties to the applicable Inventors in the amount of five percent (5%) of all of Buyer’s future Net Wholesale Revenues (“Royalty Payments”). For this Agreement, “Net Wholesale Revenues” means the net invoice amount after discounts, returns and sales tax, which Buyer collects from its customers on sales of Purchased Inventions.

1.3

Presentation of Products In Development. As of the date of this Agreement, Cass Creek has three products under development, the Wiggly Rabit, the Manual Slate Turkey Call and the Ozone Closet (collectively the “Development Products”) for which Jabez will be completing the remaining development and making a working prototype. With regard to any presentation on any of the Development Products, the Option Period set forth in Section 1.2 will be extended to the later of 30 days following the date of a presentation, including a working prototype, on a Development Product or 90 days after the closing for this Agreement. If Buyer agrees to purchase any Development Products during that extended period, those Development Products become Purchased Inventions and the Royalty Payments described in Section 1.2 will be the consideration. All other terms and conditions of this Agreement will apply to Development Products which become Purchased Inventions, except that if Buyer does not elect to purchase any one or more of the Development Products, the unpurchased Development Products will not be subject to Inventors’ obligations not to compete with the Business as set forth in the Purchase Agreement and in that certain Noncompetition Agreement among Members, Hallquist, Cass Creek and Buyer of even date.

1.4

Royalty Payments. Commencing on the end of the first calendar quarter after a closing on the purchase of any Purchased Inventions, the payment obligation shall be calculated on or before the 15th day of each calendar quarter based on Net Wholesale Revenues collected for sales of Purchased Inventions during the prior quarter. Buyer shall prepare and submit to Inventors a statement of collected revenues and royalties due. Payment shall be sixty (60) days from the date of each statement.

1.5

Time Periods. If Buyer does not notify Inventors of Buyer’s intention to purchase Purchased Inventions, in writing, during the Option Period, the right to purchase Invented Products pursuant to Section 1 will expire at midnight on the last day of the Option Period and Inventors may disclose, market and sell the Invented Products which were presented to Buyer to other parties, subject to Inventors’ obligations not to compete with the Business as set forth in the Purchase Agreement and in that certain Noncompetition Agreement among Inventors and Buyer of even date. If Buyer delivers written notice to the applicable Inventors during the Notice Period, the Parties agree to enter into a definitive purchase agreement for the Purchased Inventions that Buyer has elected to purchase, pursuant to the terms of this Agreement, within 30 days of Inventors receiving Buyer’s notice.

1.6

Confidentiality Agreement. The Buyer agrees not to disclose, market or sell any Invented Products or any information regarding any Invented Products, where the Invented Products were presented to Buyer and Buyer did not purchase those Invented Products (collectively “Confidential Products”). Buyer’s obligations imposed by this Agreement do not apply with respect to any Confidential Products or products which are substantially similar to Confidential Products or which use similar intellectual property to Confidential Products that: (a) are used or disclosed by Buyer with the prior written consent of any Inventor of such Confidential Products, to the extent of the consent; (b) are generally available to the public at the time of disclosure to Buyer; (c) become generally available to the public through no act or disclosure by Buyer or its employees; (d) have been developed independently by Buyer; (e) were purchased by Buyer from a third party which third party is not in violation of any agreement with any Inventors; or (f) is required to be disclosed pursuant to judicial order or other compulsion of law, if Buyer provides to Inventors prompt notice of any order and Buyer complies with any protective or similar order imposed on the disclosure.

1.7

Minimum Royalty. A minimum annual Royalty Payment for each of the Purchased Inventions will be mutually determined between Inventors and Buyer as to each product at the time that Buyer purchases rights to that product.

2.

Records. Buyer agrees to keep complete and correct books, accounts and records to facilitate computation of Royalty Payments. Notwithstanding Inventors’ acceptance of periodic payments, Inventors will have ninety (90) days following the receipt of an accounting to make a claim for adjustment by reason of errors or omissions from the accounting. If no such claim for adjustment is timely made, such accounting and receipt of any payment made with respect to such accounting shall be deemed final and satisfied in full.

3.

Representations, Indemnity. In the definitive purchase agreement for any Purchased Products, Inventors must represent and warrant that Investors own, have the unrestricted, exclusive right to sell, and have the right to bring actions for the infringement or misappropriation of all intellectual property in the Purchased Products, free from the claims of any third party. Accordingly, Inventors must defend and indemnify Buyer and hold Buyer harmless from and against any and all damages arising out of claims for infringement or misappropriation of any intellectual property rights relating to or derived from the Purchased Products.

4.

Breach and Cure. Any breaching Party shall have thirty (30) days from the date of written notification to cure such breach before the aggrieved party may terminate this Agreement or pursue an action in equity or in law.

5.	No Restrictions. The Inventors acknowledge and agree that the Buyer is under no restrictions for developing products in the future.
6.

Entire Agreement, Execution. This Agreement and any schedules or attachments hereto and the Purchase Agreement to which this Agreement is related, constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter of this Agreement. This Agreement may be signed in counterparts.

7.	Notices. Any notice, offer, request, demand, claim or other communication provided for by this Agreement must be in writing and will be deemed given or delivered when delivered by hand, transmitted by facsimile or email or three days after the day when deposited in the United States mail, certified or registered, return receipt requested, postage prepaid and properly addressed to the intended recipient as set forth below. Any such notice or other communication sent electronically shall be considered to be “in writing” provided it is in a standardized format that is easily downloaded and printed through commonly used software (such as Word, Excel, or Adobe).

If to Inventors:

Jabez Development

1881 Lyndon Blvd

Falconer, NY 14733

Attn: Gary R. Lynn

Facsimile: _________

E-mail: _______________

with a copy, which does not constitute notice to:

Sellstrom Law Firm, LLP

9-11 East Fourth Street, P.O. Box 50

Jamestown, NY 14702

Attn: Stephen E. Sellstrom, Esq.

Facsimile: (716) 484-2133

Email: sellstromlaw@prodigy.net

If to Buyer:

Nature Vision, Inc.

1480 Northern Pacific Rd

PO Box 641

Brainerd, MN 56401

Attn: Michael R. Day, CFO

Fax: (218) 825-0721

E-mail: mday@naturevisioninc.com

with a copy, which does not constitute notice to:

Gray, Plant, Mooty, Mooty & Bennett, P.A.

500 IDS Center

80 South Eighth Street

Minneapolis, MN 55402

Attn: J.C. Anderson, Esq.

Fax: (612) 632-4444

E-mail: jc.anderson@gpmlaw.com

Any Party may send any notice, request, demand, claim or other communication to the intended recipient at the address set forth above using any other means, but no such notice, request, demand, claim or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient.

8.

Governing Law; Consent to Jurisdiction. This Agreement will be governed by and construed in accordance with the domestic laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Hennepin County, Minnesota, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined there. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party. Each Party agrees that a final judgment in any action or proceeding so brought will be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

9.

Amendments and Waivers. No amendment of any provision of this Agreement will be valid unless the same is in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant under this Agreement, whether intentional or not, will be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant under this Agreement or under any of the other agreements collateral hereto.

10.

Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

[SIGNATURE PAGE(S) FOLLOWS]

The Parties have executed this Royalty Agreement as of the date first above written.

INVENTORS:

JABEZ:	JABEZ DEVELOPMENT, LLC

	By	/s/ Gary R. Lynn
Gary R. Lynn
	Its	Managing Member

MEMBERS:

/s/ Gary R. Lynn
Gary R. Lynn

/s/ John T. Bergstue
John T. Bergstue

/s/ James G. Streib
James G. Streib

HALLQUIST:

/s/ Todd E. Hallquist
Todd E. Hallquist

BUYER:	NATURE VISION, INC.

	By	/s/ Jeffrey P. Zernov
Jeffrey P. Zernov
	Its	CEO